Exhibit 10.50

RESALE RESTRICTION AGREEMENT

NUTRACEA, a California corporation (“NutraCea”) and __________ (“Shareholder”), agree, as of September 30, 2005, as follows:

1.             Background and Purpose. NutraCea, Red Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of NutraCea (“Merger Sub”), and The RiceX Company, a Delaware corporation (“RiceX”), are parties to that certain Agreement and Plan of Merger and Reorganization (“Merger Agreement”) dated as of April 4, 2005, which provides for the merger (“Merger”) of Merger Sub into RiceX and for RiceX to thereafter be a wholly owned subsidiary of NutraCea. Shareholder is the holder of shares of NutraCea common stock and/or warrants to purchase shares of NutraCea common stock and will receive significant benefits from the combination of NutraCea and RiceX in the Merger. In connection with the Merger, NutraCea and Shareholder desire to enter into this Resale Restriction Agreement (“Agreement”) on the terms set forth below. NutraCea and Shareholder shall not be required to perform their obligations under this Agreement until the effective time of the Merger.

2.             Resale Restriction. Except as set forth in Section 3 below, Shareholder agrees that, without the express prior written consent of NutraCea, Shareholder will not offer, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of (the "Resale Restrictions"), any securities of NutraCea beneficially owned or otherwise held by Shareholder immediately following the Merger (collectively, the "Shares") until December 31, 2007 (the "Lock-up Period"). The Resale Restrictions shall apply regardless of whether Shareholder is an employee or Director of NutraCea.

3.             Permitted Transfers. Notwithstanding the provisions of Section 2 above, Shareholder may transfer (subject to the terms of any option or warrant agreement) any or all of the Shares either during Shareholder’s lifetime or on death by will or intestacy to Shareholder’s immediate family or to a trust the beneficiaries of which are exclusively Shareholder and/or a member or members of Shareholder’s immediate family; provided, however, that in any such case it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Shares subject to the provisions of this Agreement, and there shall be no further transfer of such Shares except in accordance with this Agreement. For purposes of this Agreement, "immediate family" shall mean spouse, lineal descendant, father, mother, brother or sister of the transferor. In addition, notwithstanding the provision of Section 2 above, Shareholder may pledge or hypothecate shares of NutraCea common stock held beneficially or of record by Shareholder and Shareholder may net exercise any options or warrants that are held by Shareholder pursuant to a net exercise provision as long as 100% of the shares received pursuant to the transaction are subject to this agreement.

4.             Stock Transfer Instructions. Shareholder agrees and consents to the entry of stop transfer instructions with the transfer agent for NutraCea’s common stock against any transfer of shares of NutraCea’s common stock by Shareholder in contravention of the Resale Restrictions.

5.             Miscellaneous.

5.1.          Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the matters contained herein, all oral agreements being merged herein, and supersede all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein and therein. Notwithstanding the foregoing, this Agreement shall not modify or limit any other agreement by which Shareholder is bound that restricts the transfer by Shareholder of NutraCea securities.

5.2.          Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

5.3.          Waiver. Any waiver of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

5.4.          Nonassignability. This Agreement shall not be assigned by Shareholder without the prior written consent of NutraCea. Any assignment contrary to the provisions of this Agreement shall be deemed a default under this Agreement, allowing NutraCea to exercise all remedies available under law.

5.5.          Succession. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on successors and assigns of the respective parties.

5.6.          Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier service or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

5.7.          Attorneys' Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

5.8.          Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

5.9.          Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

5.10.        Severability. If any provision of Agreement is held by a court of competent jurisdiction to be invalid or enforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

5.11.        Governing Law. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of California, excluding its conflict of laws rules.

NUTRACEA		SHAREHOLDER

Patricia McPeak, Chief Executive Officer		[____________]

Address:	1261 Hawks’ Flight Court	Address:
El Dorado Hills, CA 95762
Facsimile:	(916) 933-7001	Facsimile:	(___) ___-____